Exhibit 10.3
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INDEPENDENT CONTRACTOR AGREEMENT

     This Agreement is made this 29th day of December 2006 by Pop Starz Records, Inc., a Florida corporation, with its principal place of business at 5030 Champion Blvd. # 227 Boca Raton, Fl. 33496 ("Pop Starz Records"), and Michelle Tucker, whose address is 5030 Champion Blvd. # 227 Boca Raton, Fl. 33496 ("Tucker")

          WHEREAS, Pop Starz Records is engaged in the business of developing, producing, licensing, acquiring and distributing recorded music, primarily in the currently popular Hip Hop and Pop genre (the "Business"); and

          WHEREAS, Pop Starz Records wishes to retain Tucker, and Tucker wishes to be retained in such capacity and perform certain services for Pop Starz Records, to promote the interests of the business;

          NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

          1. The above recitals are true and correct and incorporated herein by reference.

          2. Pop Starz Records hereby retains Tucker as Special Advisor commencing the 1st day of January 2007, and Tucker hereby accepts such engagement, under the conditions and requirements specified herein, as an independent contractor of Pop Starz Records, with such duties and responsibilities as may reasonably be assigned pursuant to this Agreement.

          3. Tucker's principal duties shall include but not limited to acting in the capacity of special advisor to the President and such other responsibilities as may be reasonably designated by Pop Starz Records to enhance and promote the Business.

          4. Tucker shall not be required to work any set number of hours per week Tucker's compensation shall be $ 3000 per month.

          5. Tucker acknowledges that this Independent Contractor Agreement is "at will," and the parties agree that this agreement may be terminated by either party upon two (2) week's written notice if "without cause" (for any reason whatsoever). Pop Starz Records shall also have the right to terminate this agreement "for cause." For purposes of this agreement, "cause" shall include the inability of Tucker, through sickness, absence or other incapacity, to perform the duties required under this agreement for a period in excess of one (1) month; the refusal of Tucker to follow the directions of Pop Starz Records board of directors or executive officers; dishonesty; theft; or conviction of a crime.

          6. Tucker acknowledges that she will have access to significant Confidential and Propriety Information of Pop Starz Records including client and vendor names, Pop Starz Records talent development services and techniques, and any information, formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Tucker further acknowledges that all such Confidential and Propriety Information is of unique and great value to Pop Starz Records, and is essential to Pop Starz Records preservation of its Business and goodwill. Accordingly, Tucker agrees that all such Confidential and Propriety Information will be acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, and that Tucker will not misappropriate, or otherwise disclose (directly or indirectly) to any third party without the written permission of Pop Starz Records, any such Confidential and Propriety Information. In the event Tucker is required to make disclosure pursuant to any state or federal law or pursuant to proper court or similar governmental order, Tucker shall provide Pop Starz Records with at least twenty (20) days' prior written notice of such required disclosure so that Pop Starz Records may take

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such actions, as it may deem necessary or appropriate. This provision shall survive termination of this agreement for a period of one (1) year.

          7. Tucker further agrees that any and all products, designs, talent development techniques, art works and work product of any nature whatsoever developed by Tucker or anyone at Pop Starz Records, whether or not during working hours and which has or may have applicability to any aspect of Pop Starz Records Business, as determined by Pop Starz Records in its sole discretion (collectively "Work Product"), shall be the sole and exclusive property of Pop Starz Records, and Tucker hereby irrevocably conveys to Pop Starz Records all of Tucker's right, title and interest in and to all Work Product which may be developed during his employ by Pop Starz Records.

          8. Tucker shall be available on a reasonable basis to work on outside projects. Such projects shall not compete with Pop Starz Record's business.

          9. Tucker agrees that while this agreement is in effect and for a period of one (1) year following termination hereof, Tucker will not in any way compete with the Business of Pop Starz Records within one-hundred (100) miles of Pop Starz Records and/or Pop Starz Records affiliated entities offices and facilities, including that Tucker will not solicit any current of former employee of Pop Starz Records or any of Pop Starz Records actual or prospective artists, clients, vendors, licensees, choreographers, instructors, songwriters, song producers, song promoters, album distributors, etc...

          10. Time is of the essence of this agreement. This agreement is made in the State of Florida and shall be governed by Florida law. This is the entire agreement between the parties and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart (including by facsimile), in which case each counterpart shall constitute an original of this agreement. Any paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires. The provisions of this agreement shall be deemed severable, in whole or in part. Any dispute arising out of or relating to this agreement will be resolved in the courts of Palm Beach County, Florida, and the prevailing party shall be entitled to reasonable costs and attorney's fees. This agreement is a personal services contract and may not be assigned by Tucker without the prior written consent of Pop Starz Records.

          11. Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor-lessee relationship; but, rather, the relationship established hereby is that of an independent contractor of Pop Starz Records.

     IN WITNESS WHEREOF, the parties have signed this Agreement which becomes effective as of the date first written.

Pop Starz Records, Inc.
/s/ _______________
By: Michelle Tucker
President

/s/ _______________
Michelle Tucker

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